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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                                   EXHIBIT 21
                       LIST OF THE COMPANY'S SUBSIDIARIES




1)     Church & Dwight Ltd./Ltee
       Incorporated in Canada

2)     C & D Chemical Products, Inc.
       Incorporated in the State of Delaware,
       D/B/A Armand Products Company, a Partnership

3)     DeWitt International Corporation
       Incorporated in the State of Delaware

4)     Brotherton Speciality Products Ltd.
       Incorporated in the United Kingdom

5)     Industrias Bicarbon De Venezuela, S.A. - Ceased operation December 1998

6)     Quimica Geral do Nordeste S.A. (QGN)
       Incorporated in Brazil (75% Interest)


       The Company's remaining subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1999.